UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 15, 2016

VOXX INTERNATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-28839 (Commission File Number)
13-1964841 (IRS Employer Identification No.)
180 Marcus Blvd., Hauppauge, New York (Address of principal executive offices)	11788 (Zip Code)

Registrant's telephone number, including area code (631) 231-7750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of file following provisions:
[ ]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(e))

Item 1.01    Entry into a Material Definitive Agreement.

VOXX International Corporation (the “Company”) entered into the Sixth Amendment to Amended and Restated Credit Agreement, dated as of January15, 2016 (the “Sixth Amendment”), by and among the Company, the Borrowers, the Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as administrative agent on behalf of the Lenders (the “Credit Agreement”).

The Sixth Amendment provides for a reduction in the amount of the Revolving Committed Amount from $200 million to $125 million, with a $15.625 million sublimit for Letters of Credit and a $6.25 million sublimit for Swingline Loans. The amended facility is due on January 9, 2019 however it is subject to acceleration upon the occurrence of an Event of Default (as defined in the Credit Agreement).

The Sixth Amendment also adds definitions to Section 1.1 of the Credit Agreement which allow for the Extension of Credit based on a Borrowing Base Certificate and amended Sections 5.9(a)(i) and 5.9(b) to allow for the Total Leverage Ratio for the quarter ended November 30, 2015 to be less than or equal to 4.25 to 1.00, and the Consolidated EBIT to Consolidated Interest Expense Ratio for the quarter ended November 30, 2015 to be no greater than or equal to 1.75 to 1.00, respectively, effectively waiving the breach of these covenants for the quarter ended November 30, 2015.

The above description of the Sixth Amendment does not purport to be a complete statement of the parties’ rights and obligations under the Sixth Amendment and is qualified in its entirety by reference to the Sixth Amendment which is filed herewith as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures required by this Item 2.03 are contained in Item 1.01 above and are incorporated as if fully restated herein.

EXHIBIT INDEX

Exhibit No.	Description

10.1
Sixth Amendment to the Amended and Restated Credit Agreement, dated as of January 15, 2016, by and among VOXX International Corporation, the other Borrowers, the Guarantors, the Lenders and Wells Fargo Bank, National Association, as administrative agent on behalf of the Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VOXX International Corporation (Registrant)

Date: January 22, 2016
BY: /s/ Charles M. Stoehr
Charles M. Stoehr
Senior Vice President and
Chief Financial Officer